Exhibit 1.1

EnerDel Logo Wanxiang Logo

INVESTOR RELATIONS
Rachel Carroll
ENER1 Inc.
Phone: 212 920 3500
Email: rcarroll@ener1.com

MEDIA RELATIONS
Jon Coifman
Waggener Edstrom Worldwide
Phone: 212 551 4815
Email: jcoifman@waggeneredstrom.com

Ener1 Agrees to Joint Venture with Wanxiang, Largest Auto Parts Supplier to the
Chinese Car Industry

Companies to Co-Produce Cells and Packs for Existing Customer Base in China

INDIANAPOLIS, IN (May 27, 2010) – Indiana-based EnerDel, which makes advanced lithium-ion battery systems for the rapidly growing hybrid and electric vehicle industry, today announced its parent company Ener1, Inc. (NASDAQ:HEV) signed a binding letter of intent (LOI) for a new joint venture with the electric vehicle division of Wanxiang, the largest ‘tier one’ auto parts producer in China. The joint venture will begin producing battery systems in 2010 for Wanxiang’s existing backlog of customers in China in the passenger and heavy-duty market segments, with the intention to expand to new customers and new geographies. EnerDel, which is simultaneously ramping production at its US and Korean facilities, says the deal should rapidly accelerate its business plan by opening up access to the most important electric vehicle market in the world.

Wanxiang is China’s largest auto parts supplier and second largest private company, with over $10 billion in annual revenue and 30,000 employees. They are also the second largest stakeholder in Guangzhou Automobile, China’s most profitable domestic car company, which has joint venture partnerships that include Honda, Toyota and Fiat. In addition to Guangzhou Automobile, current Wanxiang customers include SAIC, Chana, Haima and Yutong, the world’s second largest bus maker. Wanxiang’s electric vehicle division has been supplying the 2010 Shanghai World Expo, and will also supply the Asia Games, to be held in Guangzhou in 2010.

“China is the fastest growing auto market in the world, currently producing 13 million vehicles per year and looking to sustain double digit growth over the next ten years,” said Charles Gassenheimer, Chairman and CEO of Ener1. “They are already ahead of the rest of the world in embracing EV technology, particularly in the heavy-duty sector. Over the next decade, we see demand for as many as one million heavy-duty vehicles. That’s a market opportunity worth tens of billions of dollars for the lithium-ion battery industry. Working with such an established partner is an unparalleled opportunity to reach Wanxiang’s customer base, and is the first of many partnerships Ener1 expects to create now EnerDel is in volume production.”

Ener1 and Wanxiang signed a binding letter of intent this afternoon at EnerDel’s new manufacturing plant in Mt. Comfort, Indiana, just outside Indianapolis. The new venture will be governed by executives appointed by Ener1 and Wanxiang.

“EnerDel brings excellent technology and experience that are in high demand in China’s car and truck industries,” said Pingyi Li, Deputy General Manager of Department of Development, Wanxiang Group, and Executive Director of Wanxiang Electric Vehicle Co., LTD. “Working together, we see tremendous opportunity to serve this growing market, and we are proud to have them as our partner.”

Wanxiang will continue to fund the expansion of its existing manufacturing facility in Hangzhou, a rapidly developing industrial center located 112 miles southwest of Shanghai. The plant currently has capacity in place to produce approximately 15,000 electric vehicle packs or around 390 megawatt-hours (MWh), with plans to ramp to 20,000 packs or 520 MWh by the end of 2010. Under the new joint venture, this is anticipated to double by the end of 2011, which will produce up to 40,000 packs or around 1.04 gigawatt hours (GWh) of capacity.

Wanxiang’s electric vehicle division has planned production for its current customer backlog of 2,000 powertrain and battery pack systems in 2010, which involves cars, buses and commercial utility vehicles. Both companies expect the new joint venture will enable planned production volumes for 2010 to increase by as much as 50 percent.

“Breaking into the booming Chinese auto market with an American solution is a tremendous accomplishment, one that shows how far Indiana has come as a global center for electric vehicle technology,” said Indiana Governor Mitch Daniels, who was on hand for the signing. “Connecting Wanxiang and EnerDel is a major step forward for the electric vehicle industry, as well as the US-China collaboration as a whole, allowing technical and manufacturing synergies that will put real product on the road, today.”

EnerDel announced in January that it has embarked upon a $237 million expansion project co-funded by the US Department of Energy, to meet anticipated demand for its advanced battery systems. This is part of an anticipated $600 million expansion project in the State of Indiana, which would yield capacity to produce around 120,000 electric vehicle battery packs a year, or 3.12 GWh. EnerDel expects this will generate up to 3,000 new jobs in the region.

“Wanxiang has high quality precision manufacturing capabilities in place and ready to go, and extensive experience using a prismatic cell technology broadly similar to our own,” Gassenheimer said. “Another distinct advantage is Wanxiang’s excellent purchasing relationships with companies that supply precursor materials and manufacturing equipment to the lithium-ion battery market, which will allow EnerDel to significantly lower production costs across all of its manufacturing operations.”

“Wanxiang is the most successful and reputable company in China,” said Mr. Guoqiang Yang, the Chinese Consul General in Chicago. “Wanxiang-Ener1’s joint venture creates a win-win situation in renewable energy corporation between China and the United States. I hope more business opportunities develop between the companies of these two countries, which will enhance China-US economic and trade relations and benefit both countries.”

The Wanxiang-Ener1 collaboration will also involve Ener1 seed investor and strategic partner ITOCHU Corporation, a $130 billion Japanese trading house. ITOCHU will work alongside the joint venture, ramping its China-based material suppliers to provide quality materials for automotive grade production.

In addition to commercial relationships with THINK and Volvo, EnerDel battery packs are in test fleets with the Japan Postal Service, and demonstration projects with AC Transit and Mazda. EnerDel collaborates with Nissan on research and development, and the US Department of Defense for a prototype hybrid Humvee.

For more information, please visit www.enerdel.com and www.youtube.com/user/ENER1inc.

About Ener1, Inc.

Ener1 develops and manufactures compact, high performance lithium-ion batteries to power the next generation of hybrid, plug-in hybrid and pure electric vehicles. The publicly traded company (NASDAQ: HEV) is led by an experienced team of engineers and energy system experts at its EnerDel subsidiary located in Indiana. In addition to the automobile market, applications for Ener1 lithium-ion battery technology include the military, grid storage and other growing markets. Ener1 also develops commercial fuel cell products through its EnerFuel subsidiary and nanotechnology-based materials and manufacturing processes for batteries and other applications through its NanoEner subsidiary.

About Wanxiang

Established in 1969 in China, Wanxiang Group is one of the largest non-government-owned company in China, the country’s largest automotive components manufacturer, and a conglomerate with more than 10 billions USD revenue covering businesses including financial services, renewable energies, agricultural products, international trading, natural resources, real estate, private equity and venture capital investment, and other areas. Wanxiang Group currently employs more than 30,000 employees worldwide, with 19 companies in 8 countries and a sales and marketing network covering over 50 countries. The Boston Consulting Group has listed Wanxiang Group as one of the 100 most challenging and successful companies in China.

Safe Harbor Statement

Certain statements made in this press release constitute forward-looking statements that are based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors. All forward-looking statements speak only as of the date of this press release and the company does not undertake any obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this press release.

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